Exhibit 99.1

IMMEDIATE RELEASE - Final

Contacts:	Corporation:	Investors and Media:
	Photon Dynamics	Guerrant Associates
	Richard Okumoto, Chief Financial Officer	Laura Guerrant
	(408) 360-3561	(808) 882-1467
	investor@photondynamics.com	lguerrant@guerrantir.com

PHOTON DYNAMICS REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

San Jose, CA (January 26, 2005) — Photon Dynamics, Inc. (Nasdaq:PHTN), a leading supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the first quarter of fiscal 2005, ended December 31, 2004.

Revenue for the first quarter of fiscal 2005 increased by 48 percent to $36.4 million compared to $24.5 million for the first quarter of fiscal 2004. The net profit for the current quarter was $0.2 million, or $0.01 per share, compared to a net profit of $1.0 million, or $0.06 per share, for the first quarter of fiscal 2004.

Bookings for the first quarter of fiscal 2005 were $15.9 million and the company posted a backlog of $60.5 million at the end of the first quarter of fiscal 2005. Bookings and backlog are not necessarily indicative of future revenue. “Bookings during the quarter reflected a slow down in capital equipment investments in Taiwan. Looking forward, bookings may fluctuate on a quarter-to-quarter basis. However, our confidence in the long-term growth prospects of the LCD market continues to remain high,” stated Jeff Hawthorne, president and chief executive officer.

Cash and short-term investments at December 31, 2004 were $99.4 million compared to $84.2 million at September 30, 2004. The increase in cash was primarily due to a decrease in accounts receivable.

The company estimates revenue for the second quarter of fiscal 2005 to be between $21.0 and $24.0 million, with a loss per share range from $0.55 to $0.63 per share. Estimated revenue for the second quarter of fiscal 2005 does not include deferred revenue of approximately $21.6 million due to uncertainty in the timing of a major customer’s acceptance for the company’s test, repair and inspection equipment.

Earnings Conference Call
The company will host a quarterly conference call on January 26, 2005 at 1:30 pm PST. To access the conference call in the US or Canada, dial (800) 475-3716. For all international calls, dial (719) 457-2728. Both numbers will use confirmation code 823134.

A digital replay will be available on Photon Dynamic’s website at www.photondynamics.com or by phone two hours after the conclusion of the conference call from January 26, 2005 to such time as the company reports fiscal year 2005 second quarter financial results. You may access the telephone replay by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 823134.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics’ estimated financial results for the second quarter of fiscal 2005 and confidence in the long-term growth prospects of the LCD flat panel display market are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to, the following: four of Photon Dynamics’ customers accounted for 73% of sales in fiscal 2004, and the loss or cancellation of orders from one of these customers would significantly reduce Photon Dynamics’ revenues; a substantial percentage of Photon Dynamics’ revenue is derived from the sale of a small number of yield management systems ranging in price from $400,000 to $2.5 million, and so the timing of the sale of a single system could have a significant impact on quarterly results; unanticipated delays in obtaining customer acceptance of the company’s products would decrease revenues for the second quarter; capital expenditures by manufacturers of flat panel display products drive Photon Dynamics’ business, and changes in current and anticipated market demand for the end products in that industry could cause demand for Photon Dynamics’ products to vary from expectations; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics’ products. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Factors Affecting Operating Results” in Photon Dynamics’ Annual Report on Form 10-K as filed on December 14, 2004 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2004	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$99,419	$84,155
Accounts receivable, net	35,826	58,341
Inventories	33,708	31,716
Other current assets	4,337	4,536

Total current assets	173,290	178,748
Land, property and equipment, net	20,235	20,337
Other assets	4,510	3,909
Intangible assets, net	4,356	4,753
Goodwill	153	153

Total assets	$202,544	$207,900

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,959	$18,485
Other current liabilities	17,126	16,454
Deferred gross margin	9,878	10,104

Total current liabilities	38,963	45,043
Other liabilities	1,512	1,528
Shareholders’ equity:
Common stock	286,324	285,790
Accumulated deficit	(124,574)	(124,808)
Accumulated other comprehensive income	319	347

Total shareholders’ equity	162,069	161,329

Total liabilities and shareholders’ equity	$202,544	$207,900

Photon Dynamics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2004	2003
Revenue	$36,356	$24,499
Cost of revenue	22,781	13,412

Gross margin	13,575	11,087
Operating expenses:
Research and development	9,470	5,810
Selling, general and administrative	4,684	4,598
Goodwill impairment charge	—	665
Impairment of purchased intangibles	—	2,089
Impairment of fixed assets	—	234
Amortization of intangible assets	397	201

Total operating expenses	14,551	13,597

Loss from operations	(976)	(2,510)
Interest income and other, net	1,255	3,781

Income from continuing operations before taxes	279	1,271
Provision for income taxes	39	362

Income from continuing operations	240	909
Income (loss) from discontinued operations	(6)	47

Net income	$234	$956

Net income per share from continuing operations:
Basic	$0.01	$0.06

Diluted	$0.01	$0.05

Net income (loss) from discontinued operations:
Basic	$0.00	$0.00

Diluted	$0.00	$0.00

Net income per share:
Basic	$0.01	$0.06

Diluted	$0.01	$0.06

Weighted average number of shares:
Basic	16,872	16,461
Diluted	17,009	17,174